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                                                                 EXECUTION COPY

                                 SUBLICENSE AGREEMENT


     THIS SUBLICENSE AGREEMENT ("Agreement"), dated as of October 16, 1997, is by and between EARTHSHELL CONTAINER CORPORATION, a Delaware corporation ("ECC"), and SWEETHEART CUP COMPANY INC., a Delaware corporation
("Sweetheart").

                                       RECITALS


     A. Pursuant to that certain Amended and Restated License Agreement, dated February 28, 1995 (the "EKI License Agreement"), between E. Khashoggi Industries, a California general partnership ("EKI"), and ECC, ECC has the exclusive right to utilize, and to sublicense to others the right to utilize, specified technology to manufacture and sell certain food service disposables.

     B. ECC and Sweetheart have previously entered into a sublicense agreement effective as of October 7, 1994 (the "Existing Sublicense") under which Sweetheart sublicenses the technology licensed by EKI under the EKI License Agreement in order to manufacture and distribute certain disposable food and beverage products within the territory specified therein.

     C. Concurrently herewith, ECC and Sweetheart are entering into the Operating Agreement dated as of the date hereof (the "Operating Agreement") by which they are redefining their business relationship and entering into new arrangements for the commercialization of the technology licensed by EKI under the EKI License Agreement. The Operating Agreement contemplates the following:

         (i) ECC and Sweetheart will terminate the Existing Sublicense and will enter into a new sublicense agreement under which ECC will sublicense to Sweetheart the right to utilize such technology to manufacture and sell in the Territory (as defined below) certain hinged sandwich container products for McDonald's Corporation in consideration of which ECC will receive a twenty percent (20%) royalty on the net revenue derived by Sweetheart from the sale of such products; and

         (ii) ECC will provide to Sweetheart (A) fully integrated lines of equipment required to manufacture such products and (B) technical information necessary to commercially manufacture such products, including material composition, raw materials specifications, process equipment specifications, processing conditions, output standards and quality assurance methods.

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    D.   ECC is willing to grant, and Sweetheart desires to accept, a sublicense of such technology, as contemplated by the Operating Agreement, upon the terms and conditions set forth herein.

                                      AGREEMENT:

    NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.   DEFINITIONS.

         Capitalized terms used herein shall have the meanings set forth below:

         (a) The term "AFFILIATE" shall have the meaning set forth in the Operating Agreement.

         (b) The term "AGREEMENT" shall have the meaning set forth in the preamble.

         (c) The term "BANKRUPTCY" shall have the meaning set forth in the Operating Agreement.

         (d) The term "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated as of the date hereof between ECC and Sweetheart.

         (e) The term "ECC" shall have the meaning set forth in the preamble.

         (f) The term "ECC Infringement Action" shall have the meaning set forth in paragraph 8(c).

         (g) The term "EKI License Agreement" shall have the meaning set forth in the recitals.

         (h) The term "EQUIPMENT" shall have the meaning set forth in the Operating Agreement.

         (i) The term "EXISTING SUBLICENSE" shall have the meaning set forth in the recitals.

         (j) The term "GROSS SALES" shall have the meaning set forth in the Operating Agreement.

         (k) The term "IMPROVEMENT" shall mean any improvement, enhancement, refinement, modification or other new invention or discovery, whether patentable or unpatentable, deriving from or otherwise relating to, in whole or in part, any of the Technology or the Products, including without limitation any of the foregoing


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relating to the operation or maintenance of the Equipment or the process by which Products are manufactured.

         (l) The term "INITIATING PARTY" shall have the meaning set forth in paragraph 8(b).

         (m) The term "JOINT IMPROVEMENTS" shall have the meaning set forth in paragraph 6(c).

         (n) The term "LICENSED PATENTS" shall mean any Patent now or hereafter owned or acquired by ECC or in which ECC now holds or hereafter acquires rights that are useful or necessary in the production, distribution, use or sale of Products.

         (o) The term "LICENSED TECHNOLOGY" shall mean the Licensed Patents and the Trade Secrets.

         (p) The term "LOSSES" shall mean any and all losses, liabilities, damages, costs and expenses, including reasonable costs of investigation and reasonable attorneys, accountants and expert witness fees.

         (q) The term "NET SALES" shall mean, with respect to the Products, the aggregate amount through the end of the relevant fiscal period of Gross Sales, reduced by (i) actual cash, trade or quantity discounts, including "off-invoice discounts," allowed by Sweetheart, (ii) credits allowed by Sweetheart, (iii) sales, use, value added import, export, excise or similar taxes to the extent paid by Sweetheart, and (iv) freight and transportation costs paid by Sweetheart (and not reimbursable by ECC pursuant to Section 6.1 of the Operating Agreement) in connection with the delivery and shipment of the Products whether or not included as a separate item in the invoice (but exclusive of discounts, returns, taxes or freight and transportation charges that are deducted in computing Gross Sales).

         (r) The term "NON-INITIATING PARTY" shall have the meaning set forth in paragraph 8(b).

         (s) The term "PATENT PROTECTION ABANDONMENT" shall have the meaning set forth in paragraph 7(a).

         (t) The term "PATENTS" shall mean unexpired patents, utility models, industrial designs, certificates of invention or similar grants of intellectual property rights that are filed, registered, issued or granted in the United States of America or Canada, including without limitation any divisionals, reissues, continuations, continuations-in-part, renewals, reexaminations, and extensions of any of the foregoing, and any applications therefor (and Patents which may issue on such applications).

         (u) The term "PERSON" shall mean an individual, partnership, corporation, limited liability company, trust, governmental or political subdivision and any other entity that has legal capacity to own property in its own name and to sue or be sued.


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         (v)   The term "PRIME RATE" shall mean the prime rate of interest for corporate loans, as published by the Wall Street Journal on the date in question or, if such date is not a business day, the next business day.

         (w) The term "PRODUCTS" shall have the meaning assigned to such term in the Operating Agreement.

         (x) The term "REPRESENTATIVE" shall have the meaning set forth in paragraph 5(a).

         (y) The term "ROYALTY" shall have the meaning set forth in paragraph 3(a).

         (z) The term "ROYALTY REPORT" shall have the meaning set forth in paragraph 4(a).

         (aa) The term "START DATE" shall have the meaning assigned to such term in the Operating Agreement.

         (bb) The term "SUBLICENSE" shall have the meaning set forth in paragraph 2(a).

         (cc) The term "SWEETHEART" shall have the meaning set forth in the preamble.

         (dd) The term "SWEETHEART IMPROVEMENTS" shall have the meaning set forth in paragraph 6(b).

         (ee) The term "SWEETHEART INFRINGEMENT ACTION" shall have the meaning set forth in paragraph 8(d).

         (ff) The term "SWEETHEART'S TRADITIONAL FIELD OF USE" shall mean foodservice disposable products and packaging products for frozen desert, dairy products and beverages.

         (gg) The term "TECHNOLOGY" shall mean the Licensed Technology and the Sweetheart Improvements, if any.

         (hh) The term "TERRITORY" shall mean all fifty states of the United States of America, Canada and any territories or possessions of the United States or Canada.

         (ii) The term "TRADEMARKS" shall have the meaning set forth in paragraph 2(c).

         (jj) The term "TRADE SECRET ELECTION" shall have the meaning set forth in paragraph 7(a).


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         (kk)  The term "TRADE SECRETS" shall mean (i) the know-how and proprietary information owned by or licensed to ECC to the extent useful or necessary in the production, distribution, use or sale of Products, including without limitation the trade secrets that are described on Exhibit "A" hereto and (ii) any Improvement (other than Sweetheart Improvements) or other proprietary information now or hereafter owned by or licensed to ECC that is not patentable and that is useful or necessary in the production, distribution, use or sale of Products.

    2.   THE SUBLICENSE.

         (a) Subject to the terms and conditions of this Agreement, ECC hereby grants to Sweetheart a non-exclusive, royalty-bearing sublicense under the Licensed Technology (the "Sublicense") to make, use, sell, offer to sell and otherwise commercialize the Products solely within the Territory.

         (b) Sweetheart shall not have the right to sublicense or transfer the Licensed Technology, or any interest in or rights under the Sublicense, without the prior written consent of ECC; provided that the rights and obligations of Sweetheart in, to and under this Agreement may be assigned to the extent provided by paragraph 32. Any purported sublicense or transfer without such consent shall be void and shall constitute a breach of a material obligation of Sweetheart within the meaning of Section 11.4(a)(ii) of the Operating Agreement.

         (c) Subject to paragraph 10(a) hereof, Sweetheart is authorized and required to utilize, in connection with the marketing, distribution and sale of the Products in the Territory, the trademarks and service marks (collectively the "Trademarks") owned by or licensed to ECC that are designated by ECC to Sweetheart prior to commercial production of the Products by Sweetheart or from time to time thereafter.

         (d) Sweetheart shall not market, distribute, sell or attempt to dispose of any Product to any Person, outside the Territory, or to any Person within the Territory if Sweetheart knows or has reason to believe that such Person intends to use the Product in question outside the Territory. The marketing, distribution, sale or other disposition of a Product outside the Territory by Sweetheart shall constitute a breach of a material obligation of Sweetheart within the meaning of Section 11.4(a)(ii) of the Operating Agreement.

         (e) Sweetheart agrees to maintain the confidentiality of the Trade Secrets in accordance with the terms of the Confidentiality Agreement.

    3.   ROYALTIES.

         (a) In consideration for the grant of the Sublicense, Sweetheart shall pay to ECC a royalty (the "Royalty") of twenty percent (20%) of the Net Sales of Products by Sweetheart after the Start Date (it being agreed and acknowledged that Royalties shall be payable in respect of all Net Sales during the term of this Agreement


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other than  Net Sales attributable to Products invoiced and shipped by
Sweetheart prior to the Start Date in accordance with the delivery instructions provided by McDonald's Corporation).

         (b) Any failure to make payment of any Royalty, when due hereunder, is a breach of a material obligation of Sweetheart and may result in the termination of this Agreement pursuant to Section 11.4 of the Operating Agreement.

         (c) Notwithstanding the provisions of paragraph 3(a) hereof, Sweetheart shall have no obligation to pay Royalties in respect of the sale of any Product made after the date on which the last-to-issue patent included in the Licensed Patents expires.

    4.   PAYMENT OF THE ROYALTY.

         (a) Within thirty (30) days of the last day of each month, Sweetheart shall pay to ECC the Royalty payable in respect of all Products sold by Sweetheart during such month. Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by Sweetheart and certified as accurate by the principal financial officer of Sweetheart. Each Royalty Report shall set forth, for the month covered by the Royalty Report, (i) the number of each of the Products sold by Sweetheart, (ii) the gross invoice price for each of such Products, and (iii) any reductions to the gross invoice price for purposes of calculating Net Sales.

         (b) All Royalty payments called for by this Agreement shall be paid by Sweetheart in United States dollars.

         (c) A second failure by Sweetheart within any two-year period to make timely payment of the full Royalty amount actually due under this Agreement shall constitute a breach of a material obligation of Sweetheart and may result in the termination of this Agreement pursuant to Section 11.4 of the Operating Agreement.

    5.   RIGHT TO AUDIT.

         (a) Sweetheart shall keep and maintain complete and accurate records concerning the sale of the Products. ECC or its designated representative (the "Representative") shall have the right to review those records and operations of Sweetheart that deal with the shipment and sale of Products in connection with any review conducted by ECC pursuant to Section 9.2 of the Operating Agreement.

         (b) If Sweetheart is ultimately determined to have failed to pay to ECC the full amount of a Royalty payment actually due hereunder, Sweetheart shall promptly pay the full amount of such discrepancy to ECC, with interest thereon, at the Prime Rate in effect on the date on which the payment in question should have been made, from such date until the payment is actually made.

    6.   IMPROVEMENTS TO TECHNOLOGY


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         (a)   ECC shall own all Improvements developed by or for ECC (and not any of its licensees). Subject to ECC's right to do so, all such Improvements shall be included in the Licensed Technology licensed hereunder to Sweetheart without additional royalty or other obligation being imposed on Sweetheart.

         (b) Sweetheart will own all Improvements developed by or for Sweetheart ("Sweetheart Improvements"). Subject to Sweetheart's right to do so, Sweetheart hereby grants to ECC an irrevocable non-exclusive license to utilize all Sweetheart Improvements inside and outside the Territory, solely in connection with the manufacture, use, sale and other commercialization of products that utilize or incorporate any of the Licensed Technology, with ECC having the right to sublicense Sweetheart Improvements to third parties. Each ECC sublicensee of Sweetheart Improvements that is not an Affiliate of ECC shall be required, as a condition to such sublicense, to pay royalty payments to Sweetheart based on net revenues earned from the sale of products that utilize or incorporate such Sweetheart Improvements and which are reasonably calculated in relation to the incremental economic value of such Sweetheart Improvements to ECC's sublicensee; provided, however, that (i) the annual royalty rate shall not exceed ten percent (10%) of such incremental economic value; and (ii) the annual royalty rate shall equal one percent (1%) of such net revenues if the parties are unable to agree upon the amount of such royalty rate based on such incremental economic value.

         (c) Improvements developed jointly by ECC and Sweetheart ("Joint Improvements") shall be owned by ECC, provided that all Joint Improvements shall be included in the Licensed Technology licensed hereunder to Sweetheart without additional royalty or other obligation being imposed on Sweetheart. In addition, ECC hereby grants to Sweetheart an irrevocable non-exclusive license to utilize Joint Improvements in connection with the manufacture, use, sale and other commercialization of products inside or outside the Territory within Sweetheart's Traditional Field of Use. ECC shall have the right to license Joint Improvements to third parties in which case the ECC licensee shall pay to ECC and Sweetheart a royalty based on net revenues earned from the sale of products that utilize or incorporate Joint Improvements and which is reasonably calculated in relation to each party's contribution to the incremental economic value of Joint Improvements, provided, however, that (i) the annual royalty rate to be paid by each ECC licensee shall not exceed ten percent (10%) of such incremental economic value and (ii) the annual royalty rate shall equal one percent (1%) of such net revenues if the parties are unable to agree upon the amount of such royalty rate based on such incremental economic value.

         (d) Any Improvements developed by or for any third party (including an ECC sublicensee other than Sweetheart) and licensed to ECC shall, if requested by Sweetheart and subject to ECC's right to do so, be sublicensed to Sweetheart hereunder at the royalty rate charged to ECC by such third party.


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         (e)   Each party that develops or acquires an Improvement during the term hereof will disclose such Improvement in writing to the other party promptly after the development or acquisition of such Improvement by such party, subject to the rights of, or obligations to, any third parties with respect to such Improvement.

    7.   PATENT MATTERS.

         (a) The party that owns an Improvement, as determined pursuant to the provisions of paragraph 6, shall have the right, in its sole discretion, to
(i) affirmatively seek patent protection for any such Improvement at its sole cost and expense or (ii) maintain any Improvement as a trade secret. If a party that owns an Improvement that is or may be patentable determines to maintain such Improvement as a trade secret (a "Trade Secret Election"), it shall use reasonable commercial efforts to give the other party written notice of such Trade Secret Election within a reasonable time after the creation, development or acquisition of such Improvement by such party. In the case of any Improvement as to which the owning party has not made a Trade Secret Election, such party shall be obligated, at its sole expense, to diligently pursue on a commercially reasonable basis the application, prosecution and maintenance of a Patent within the Territory with respect to such Improvement; provided that such party may elect to forego patent protection by giving written notice to the other party of such election (a "Patent Protection Abandonment") promptly thereafter, following which the other party shall have the right (but not the obligation) to seek such patent protection for such Improvement in its own name and at its own expense. If, following a Patent Protection Abandonment by the party owning a patentable Improvement, the other party files or continues the prosecution of a patent application and ultimately obtains a Patent in its name with respect to an Improvement owned by such party, such party shall have an irrevocable, royalty-free unrestricted license under such Patent.

         (b) Each party shall provide each other party with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Improvement in accordance with paragraph 7(a), including the execution of any documents necessary to obtain and maintain such patent protection; provided, however, that the party responsible for seeking patent protection shall reimburse such party for any out-of pocket fees and expenses reasonably incurred by such party in providing such assistance. ECC and Sweetheart shall conduct, no less frequently than semiannually, periodic technology review meetings at which ECC shall provide Sweetheart with copies of any new patents that have issued on any patent applications included in the Licensed Patents since the time of the prior technology review meeting (if any) and the parties will review (i) the status of the prosecution of then pending patent applications included in the Licensed Patents, (ii) any Improvements that have been made by either party since the time of the prior technology review meeting (if applicable) and (iii) other matters relating to the development of Improvements and the protection and status of the Technology.

         (c) ECC shall pay or cause to be paid all maintenance fees and annuities as they become due in respect of any Licensed Patents, the practice of which is necessary in connection with the manufacturing and sale of Products.
If ECC elects not to


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pay or cause to be paid any such fees or annuities, it shall use reasonable efforts to give written notice of such election to Sweetheart before the due date therefor, and Sweetheart shall have the right (but not the obligation) to pay such fees or annuities. ECC shall take all steps reasonably within its control to further the diligent prosecution of any pending patent applications included in the Licensed Patents.

         (d) ECC shall provide Sweetheart within 30 days after the date hereof a listing of all existing patents and pending patent applications included in the Licensed Patents on the date hereof.

         (e) ECC agrees to maintain the confidentiality of Sweetheart Improvements as to which Sweetheart makes a Trade Secret Election in accordance with the provisions of the Confidentiality Agreement.

    8.   INFRINGEMENT MATTERS.

         (a) Each of ECC and Sweetheart will promptly, and in any event within thirty (30) days of discovery, notify the other in writing of any apparent infringement of the Technology or the Trademarks in the Territory which comes to its attention while the Sublicense remains in effect and that involves food service disposables. ECC shall have the initial right, at its sole cost and expense, to bring suit to enjoin such infringement to the extent it involves the Licensed Technology or the Trademarks and to recover damages therefor for its sole account. If, solely because of costs considerations, neither EKI nor ECC brings any such action with sixty (60) days after written notice of infringement is given by or to Sweetheart, Sweetheart, at its sole cost and expense, shall have the right to bring suit to enjoin such infringement and recover damages therefor for its sole account, to the extent such infringement involves food service disposables. Sweetheart shall have the initial right, at its sole cost and expense, to bring suit to enjoin any apparent infringement to the extent it involves the Sweetheart Improvements and to recover damages therefor for its sole account. If, solely because of costs considerations, Sweetheart fails to bring any such action with sixty (60) days after written notice of infringement is given by or to ECC, ECC, at its sole cost and expense, shall have the right to bring suit to enjoin such infringement and recover damages therefor for its sole account, to the extent such infringement involves food service disposables.

         (b) In any action brought pursuant to paragraph 8(a) hereof, the party initiating the suit (the "Initiating Party") shall select and control counsel for the prosecution of such suit. The other party hereto (the "Non-Initiating Party") shall (i) have the right to receive, from time to time, full and complete information from the Initiating Party concerning the status of such suit, (ii) have the right, at its own expense, to be represented therein by counsel in advisory or consultative capacity, and (iii) cooperate fully with the Initiating Party and provide whatever assistance is reasonably requested by the Initiating Party in connection with such suit, including the preparation and signing of documents. If Sweetheart is the Initiating Party, Sweetheart shall not have the right to settle any infringement suit described in paragraph 8(a) hereof, without the prior written consent of ECC, which consent shall not be unreasonably withheld. The costs and


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expenses, including attorneys' fees, of the Initiating Party in any action alleging infringement will be borne by the Initiating Party. In no event, however, will the Non-Initiating Party be obligated to reimburse the costs and expenses, including attorneys' fees, of the Initiating Party in an amount in excess of the damages awarded to the Non-Initiating Party in such action.

         (c)   The parties shall promptly notify each other in writing of
(i)any claim by any Person that the use of the Licensed Technology or the Trademarks by Sweetheart in connection with the manufacture, use or sale of any Product infringes or violates the patent, trademarks, trade secret or other intellectual property rights of such Person and (ii) the commencement of any lawsuit against either party, or any of their respective customers, asserting any such claim (an "ECC Infringement Action"). ECC shall assume and control the defense of any ECC Infringement Action, at its sole cost and expense, irrespective of whether ECC is named as a defendant therein. Sweetheart will assist ECC in the defense of any ECC Infringement Action by providing such information, fact witnesses and other cooperation as ECC may request from time to time; provided that ECC shall reimburse Sweetheart for any out-of-pocket expenses incurred by Sweetheart in connection therewith. Sweetheart shall have the right to be represented in connection with an ECC Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If ECC does not assume the defense of any ECC Infringement Action, Sweetheart shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. If Sweetheart so assumes the defense of an ECC Infringement Action, Sweetheart shall have no right to settle such ECC Infringement Action unless Sweetheart shall have received the prior written consent of ECC (which shall not be unreasonably withheld or delayed).

         (d) The parties shall notify each other of (i) any claim by any Person that the use of any Sweetheart Improvements by either party in connection with the manufacture, use or sale of any product infringes or violates the patent, trade secret or other intellectual property rights of such Person and
(ii) the commencement of any lawsuit against either party, or any of their respective customers, asserting any such claim (a "Sweetheart Infringement Action"). Sweetheart shall assume and control the defense of any Sweetheart Infringement Action that does not also constitute an ECC Infringement Action, at its sole cost and expense, irrespective of whether Sweetheart is named as a defendant therein. ECC will assist Sweetheart in the defense of such Sweetheart Infringement Action by providing such information, fact witnesses and other cooperation as Sweetheart may request from time to time; provided that Sweetheart shall reimburse ECC for any out-of-pocket expenses incurred by ECC in connection therewith. ECC shall have the right to be represented in connection with such Sweetheart Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If Sweetheart does not assume the defense of any such Sweetheart Infringement Action, ECC shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. If ECC so assumes the defense of such Sweetheart Infringement Action, ECC shall have no right to settle such Sweetheart Infringement Action unless ECC shall have received the prior written consent of Sweetheart (which shall not be unreasonably withheld or delayed).


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         (e)   If the court, in any ECC Infringement Action, enters a final and non-appealable order finding that the Licensed Technology infringes or violates the intellectual property of another person and requiring Sweetheart
(i) to obtain a license under any third party's patent not licensed hereunder in order to continue with Sweetheart's activities as contemplated by this Agreement, and to pay a royalty or fee under such license, and the infringement of such patent cannot reasonably be avoided by Sweetheart, or (ii) to pay damages on account of such infringement or violation, ECC shall pay the amount of any such fee or royalty payable and any such damages to the extent that the infringement or violation found by such court resulted from Sweetheart's use of Licensed Technology (other than Joint Improvements) within the scope of the Sublicense granted hereunder.

         (f) If the court, in any Sweetheart Infringement Action, enters a final and non-appealable order finding that the Sweetheart Improvements infringe or violate the intellectual property of another person and requiring ECC (i) to obtain a license under any third party's patent not licensed hereunder in order to exploit the Sweetheart Improvements in the manner contemplated by this Agreement, and to pay a royalty or royalty under such license, and the infringement of such patent cannot reasonably be avoided by ECC, or (ii) to pay damages on account of such infringement or violation, Sweetheart shall pay the amount of any such fee or royalty and any such damages to the extent the infringement or violation found by such court resulted from ECC's use of the Sweetheart Improvements within the scope of the license granted by Sweetheart hereunder.

    9.   DISCLAIMER OF WARRANTY; NO CONSEQUENTIAL DAMAGES.

         (a)   EXCEPT AS EXPRESSLY SET FORTH HEREIN OR THE OPERATING
AGREEMENT, NEITHER ECC NOR EKI MAKE OR GIVE, AND THEY HEREBY EXPRESSLY DISCLAIM, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY SWEETHEART AND WHICH ARE BASED UPON OR UTILIZE ANY OF THE LICENSED TECHNOLOGY.

         (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER, OR IN CONNECTION WITH, THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES, EXPENSES OR DAMAGE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, INCREASED COSTS OF PRODUCTION, DAMAGES OR LOSSES AS A RESULT OF SUCH OTHER PARTY'S INABILITY TO OPERATE, INABILITY TO FULFILL CONTRACTS WITH THIRD PARTIES, OR SIMILAR MATTERS OR EVENTS ARISING FROM THE USE OR INABILITY TO SELL THE PRODUCTS OR ANY FAILURE TO FULFILL A PURCHASE ORDER IN A TIMELY FASHION, NOR SHALL EITHER PARTY BE LIABLE FOR ANY LOSS, EXPENSE OR DAMAGE SUFFERED OR


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INCURRED BY THE OTHER PARTY AS A RESULT OF CLAIMS, DEMANDS, SUITS OR OTHER
PROCEEDINGS BY ANY OTHER PARTY OR PERSONS, WHETHER PRIVATE, PUBLIC OR GOVERNMENTAL IN NATURE. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

         (c) Without limiting the generality of the foregoing provisions of this paragraph 9, except as and to the extent otherwise specifically provided herein, nothing in this Agreement shall be construed as:

               (i) a warranty or representation by ECC as to the validity or scope of any Licensed Patent; or

               (ii) a requirement that ECC or EKI shall file any patent application, secure any patent or maintain any patent in force; or

               (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; or

               (iv) conferring a right to use in advertising, publicity or otherwise any trademark or trade name of ECC; or

               (v) granting by implication, estoppel, or otherwise any license or rights under patent or other intellectual property rights of ECC or EKI other than the patents and other intellectual property rights included in the Technology, to the extent sublicensed as provided in paragraph 2.

    10.  ADDITIONAL DUTIES OF SWEETHEART.

         In addition to, and not in limitation of, the other duties and obligations of Sweetheart, as set forth in this Agreement, Sweetheart shall have the following obligations hereunder:

         (a) Sweetheart shall prominently display and utilize such Trademarks (whether owned by or licensed to ECC) as may be designated by ECC from time to time in connection with the advertisement, marketing, distribution and sale of the Products; provided that Sweetheart shall not be required to use the Trademarks under circumstances where such use would conflict with the packaging or labeling requirements or trademark rights of McDonald's Corporation and any consent of McDonald's Corporation. The right to use such Trademarks is included within the Sublicense herein granted.
Except as otherwise agreed by ECC, Sweetheart shall use its reasonable efforts to cause each Product manufactured by Sweetheart to bear at least one of the Trademarks designated by ECC. The specific placement, size, and detail of any Trademark on each Product must be approved by ECC (which approval shall not be unreasonably withheld or delayed), but shall not be required to be placed on a Product in such a size, placement, detail or configuration so as to impair the marketability of the Product. Sweetheart shall not in any manner represent that it has any ownership interest any Trademarks licensed hereunder. Sweetheart acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, and that all uses thereof by Sweetheart shall inure to the benefit of ECC or EKI. Sweetheart shall cooperate with ECC or EKI in the execution of any appropriate and necessary documents in connection with the registration of any Trademarks. Upon termination of this Agreement, Sweetheart shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with any of the Trademarks. However, in the event of termination of this Agreement, Sweetheart shall have the right to sell existing stock and inventory of manufactured Products for a period of sixty (60) days and thereafter shall deliver to ECC or its duly authorized representative all materials upon which the Trademarks appear.

         (b) Sweetheart acknowledges the goodwill associated with the Trademarks and the right of ECC to exercise quality control over the use of the Trademarks pursuant to paragraph 30. Sweetheart shall not challenge or question the validity or ownership of the Trademarks or, subject to the provisions of applicable law, any Licensed Patents. Sweetheart acknowledges that the Licensed Technology in existence on the date hereof is novel and unique in the foodservice disposable products industry.

         (c) Sweetheart shall continue to make all required payments under this Agreement to ECC during any challenge of the validity of any of the Licensed Patents (or claims thereof) included in the Technology. In the event Sweetheart fails to continue to make such payments based upon or in connection with such a challenge, ECC may at its option terminate this Agreement upon written notice to Sweetheart.

    11.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF ECC AND SWEETHEART.

         (a)   ECC hereby represents and warrants to Sweetheart that:

               (i) ECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) ECC has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder including but not limited to the right to sublicense the Licensed Technology and license the Trademarks. This Agreement has been duly and validly authorized, executed and delivered by ECC and is a legal, valid and binding obligation of ECC, enforceable against it in accordance with its terms.

               (iii) To the best knowledge of ECC, (i) no Person has made any claims or threatened, in writing or otherwise, that the use of Licensed Technology or the manufacture or sale of Products violates, would violate, infringes or would infringe any existing patent, trade name, trademark, copyright, trade secret or other intellectual property right of such Person, in each case that arises under the laws of the United States or Canada and (ii) the use of the Licensed Technology or Trademarks by Sweetheart as contemplated herein will not result in the infringe the intellectual property rights of any third party.

               (iv) ECC is either the owner of all right, title and interest in the Licensed Technology or hold rights under a valid and enforceable license to use the Licensed Technology.

               (v) ECC has used reasonable efforts to maintain (and will continue to use reasonable efforts to maintain) the confidentiality of all Trade Secrets and will not disclose any Trade Secrets to any third parties who are not under appropriate confidentiality obligations (subject to such termination or expiration provisions as may be applicable thereto).

               (vi) The execution, delivery and performance of this Agreement by ECC do not and will not violate or constitute a default under any other agreement or any order, judgment, decree or like restriction, statute or regulation by which it or any of its assets and properties may be bound.

               (vii) The execution, delivery and performance of this Agreement by ECC will not require any consent, approval or authorization of any Person.

         (b)   Sweetheart hereby represents and warrants to ECC that:

               (i) Sweetheart is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (ii) Sweetheart has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Sweetheart and is a legal, valid and binding obligation of Sweetheart, enforceable against it in accordance with its terms.

               (iii) The execution, delivery and performance of this Agreement by Sweetheart do not and will not violate or constitute a default under any other agreement or any order, judgment, decree or like restriction, statute or regulation by which it or any of its assets and properties may be bound.

               (iv) The execution, delivery and performance of this Agreement by Sweetheart do not and will not require any consent, approval or authorization of any Person.

    12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties, as set forth herein, shall be true and accurate as of the date of this Agreement, and shall survive the execution of this Agreement.

    13. TECHNICAL ASSISTANCE. ECC shall provide to Sweetheart technical documentation relating to the Technology for the implementation of the Licensed Technology in accordance with the terms of the Operating Agreement.

    14. Indemnification. In addition to the indemnification obligations provided elsewhere in this Agreement (or in the Operating Agreement):

         (a) Each of ECC and Sweetheart shall indemnify and hold the other party harmless from and against, and each hereby assumes liability for, the payment of any Losses of whatsoever kind and nature that may be imposed upon, suffered or incurred by the other party as a consequence of or in connection with any misrepresentation or breach of any warranty, covenant or agreement of such party contained in this Agreement.

         (b) Neither party shall have any liability to the other party pursuant to this paragraph 14 by reason of any breach of any representation or warranty by such party, if, prior to the date of this Agreement, the party seeking indemnification in respect of such breach had actual knowledge that a representation or warranty made by the other party in this Agreement was, or was likely to be, incorrect or untrue, but nevertheless proceeded to execute and deliver this Agreement.

         (c) Any claims for indemnification under this paragraph 14 shall be subject to the procedures set forth in Section 10.3 of the Operating Agreement.

    15. MOST FAVORED NATIONS. ECC shall not grant any sublicense under the Licensed Technology to any third party that has, or proposes to enter into, a contract to sell Products to The Perseco Company or McDonald's Corporation that, when considered in the context of the overall financial arrangement (including consideration of such items as royalty rate, equipment lease payments or profit participations, share in operating profits or losses, and equipment warranties and guarantees), is more favorable to such third party than is the business arrangement between ECC and Sweetheart provided for in this Agreement and the Operating Agreement. If any such sublicense is determined to be more favorable to such third party than the Sublicense granted to Sweetheart herein, ECC shall promptly notify Sweetheart to that effect and ECC, at Sweetheart' election, shall modify the terms and conditions hereof in any reasonable manner so that the disparity is eliminated to Sweetheart's reasonable satisfaction.

    16.  TERM AND TERMINATION.

         (a) The term of this Agreement shall commence upon the date hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect until the termination of the Operating Agreement; provided that if the Operating Agreement terminates pursuant to the provisions of Section 11.4(c) of the Operating Agreement, the term of this Agreement shall continue in full force and effect until the expiration of the last-to-issue patent included in the Licensed Patents.

         (b) This Agreement may be terminated, at any time, by the mutual written consent of the parties hereto.

         (c) This Agreement shall immediately terminate in the event that a Bankruptcy shall occur with respect to Sweetheart.

    17.  EFFECT OF EXPIRATION OR TERMINATION.

         (a) From and after the effective date of the expiration of the term of this Agreement or the termination of this Agreement pursuant to paragraph 16 hereof, Sweetheart shall have no right, whatsoever, to utilize the Licensed Technology or Trademarks, except for the Improvements created, developed or acquired prior to the effective date of termination or expiration of this Agreement that are irrevocably licensed to Sweetheart in Sweetheart's Traditional Field of Use, and Sweetheart shall promptly return to ECC all written materials or other tangible media containing any Trade Secrets which are then in the possession of Sweetheart. Termination of this Agreement shall not affect the license granted by Sweetheart to ECC with respect to Sweetheart Improvements created, developed or acquired by Sweetheart prior to the termination or expiration of this Agreement or any license in favor of ECC under any Patent that is obtained in the name of Sweetheart following a Patent Protection Abandonment by ECC with respect to the Improvement covered by such Patent, each of which is irrevocable and shall continue in effect indefinitely. Paragraphs 6, 8 and 14 shall survive termination of this Agreement.

         (b) The obligation of Sweetheart to pay to ECC the Royalty for all Products actually sold by Sweetheart prior to the effective date of the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

    18.  MARKING AND UNITED STATES EXPORT CONTROL.

         (a) Sweetheart shall mark all of the Products and related documents with all applicable United States patent numbers, as required by the patent laws, or as instructed by ECC.

         (b) Sweetheart shall comply with all applicable laws, rules and regulations of the United States, including but not limited to the Export Regulations of the United States Department of Commerce, in connection with the direct or indirect export of any of the Technology or Products, to the extent any such export hereafter is permitted by the terms of this Agreement, as it may be amended from time to time. Sweetheart acknowledges that ECC has not made and does not make any representation that any license is or is not required in connection with such export or, if required, that such license will be issued by the United States Department of Commerce or other applicable governmental agency.

    19. SPECIAL TAX PROVISIONS. Sweetheart or its agents shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Sweetheart or its agents in connection with the manufacture, use, sale or commercialization of the Technology or the Products; provided that, subject to any applicable provisions of the Operating Agreement, ECC shall be responsible for paying any taxes, duties or withholding relating to the payment to ECC of any Royalty payment under this Agreement and Sweetheart shall be permitted to make any withholding with respect to such payments and fees that is required by applicable law or regulation.

    20. RELATIONSHIP OF THE PARTIES. This Agreement shall not create any partnership, joint venture or similar relationship between Sweetheart and ECC (or ECC's Affiliates) and no representation to the contrary shall be made by either party. Neither Sweetheart nor ECC shall have any authority to act for or on behalf of or to bind the other in any fashion, and no representation to the contrary shall be made by either such party.

    21. NOTICES. Any notice which is required or permitted to be given to a party pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and delivered personally, or by United States mail with postage prepaid and return receipt requested, or by telecopier (FAX) transmission, confirmed by letter, or by reputable overnight courier (pursuant to instructions requiring next-day delivery) to the person in question as set forth below:

               ECC:               EarthShell Container Corporation
                                  800 Miramonte Drive
                                  Santa Barbara, California 93109-1419
                                  Attention:  Simon K. Hodson
                                              Chief Executive Officer
                                  Telephone: (805) 897-2294
                                  Fax: (805) 897-2298

               with a copy to:    Gibson, Dunn & Crutcher
                                  333 South Grand Avenue
                                  Los Angeles, California  90071-3197
                                  Attention:  J. Nicholson Thomas
                                  Telephone: (213) 229-7628
                                  Fax:  (213) 229-7520

                   Sweetheart:    Sweetheart Cup Company Inc.
                                  10100 Reisterstown Road
                                  Owings Mills, MD  21117
                                  Attention:  Vice President of Research
                                    & Engineering
                                  Telephone:  (410) 998-1270
                                  Fax:  (410) 998-1471

               With a copy to:    Sweetheart Cup Company Inc.
                                  10100 Reisterstown Road
                                  Owings Mills, MD  21117
                                  Attention:  Vice-President and General
                                    Counsel
                                  Telephone:  (410) 998-1815
                                  Fax:  (410) 998-1313

         Any party may change its address by giving notice of such change in the manner set forth herein. If delivered personally, a notice shall be deemed delivered when actually received at the address specified herein. Any notice given by mail shall be deemed delivered three (3) days following the date upon which it is deposited in the mail, with postage prepaid and return receipt requested. Any notice given by FAX shall be deemed delivered on the date it is actually transmitted to the person m question at the FAX number specified above. Any notice given by overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

    22. ENTIRE AGREEMENT. This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the parties hereto in regard to the subject matter hereof and, together with the Operating Agreement and the Confidentiality Agreement dated [as of the date hereof] between ECC and Sweetheart, contain the entire agreement between the parties in regard to the subject matter hereof. This Agreement may not be changed or modified orally, but only by an agreement, in writing, signed by all the parties hereto. Nothing contained in this Agreement shall be deemed or construed to supersede, modify or amend the EKI License Agreement.

    23. SAVINGS CLAUSE. Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

    24. WAIVER. Neither the failure or delay on the part of either party to exercise any right, power or privilege hereunder shall operate as a wavier thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

    25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law rules thereof.

    26. DISPUTE RESOLUTION. Any dispute or controversy which shall arise under or in connection with any aspect of this Agreement, including but not limited to any aspect of the Sublicense, the performance or nonperformance of any obligation set forth herein, or the interpretation hereof shall be resolved through the dispute resolution procedures set forth in Section 12.1 of the Operating Agreement.

    27. BANKRUPTCY OF ECC. The Sublicense granted herein, to the extent it is applicable to the Licensed Technology, shall be deemed a license of intellectual property for purposes of the United States Code, Title 11, Section 365(n). In the event of ECC's bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by ECC as a debtor-in-possession, whether under the law of the United States, or in the event of a similar action under applicable law, Sweetheart may elect to retain its license rights under this Agreement, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365 (n) or other applicable law.

    28. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    29. TERMINOLOGY. As used in this Agreement, the singular shall include the plural and the plural shall include the singular. Titles of paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of the Agreement, and all references in this Agreement to a paragraph shall refer to the corresponding paragraph of this Agreement unless specific reference is made to the paragraph or sections of another document or instrument.

    30. QUALITY CONTROL. Within a reasonable time after the date hereof, ECC shall provide to Sweetheart with ECC's standard quality control manual or procedures, which ECC agrees shall be commercially reasonable. In order to preserve the goodwill associated with Trademarks, Sweetheart agrees to maintain quality standards for the Products in conformity with such standard quality control manual or procedures.

    31. TERMINATION OF EXISTING SUBLICENSE. The Existing Sublicense is hereby terminated; provided that those provisions of the Existing Sublicense that, by their express terms, are to survive any termination of the Existing Sublicense shall continue to survive to the extent provided in the Existing Sublicense.

    32. ASSIGNMENT. The rights and obligations in, to and under this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. Neither party may assign this Agreement or any rights hereunder without the prior written consent of the other party except to the extent and in the manner specified in the Operating Agreement with respect to an assignment of the rights and obligations of a party thereunder.

    33. REVIEW OF PATENT APPLICATIONS. ECC and Sweetheart agree and acknowledge that ECC has allowed Sweetheart to review any pending patent applications included in the Licensed Patents on a confidential basis prior to the execution of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Sublicense Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.

ECC:                                     Sweetheart:

EarthShell Container Corporation         Sweetheart Cup Company Inc.

By:   /s/ Simon K. Hodson                By:  /s/ Daniel Carson
    -------------------------------          ------------------------------

Its:                                     Its:
    -------------------------------          ------------------------------

                                      EXHIBIT A


                                    TRADE SECRETS

    The term "Trade Secrets" as used in the Agreement shall include any technical or business information, any invention, equipment or apparatus, method or process, technology, know-how, trade secret, drawing, data, evaluation, specifications, quality and inspection standards, sales literature, report, business plan, memorandum, market study, customer lists, training materials, computer program or software (including both source and object code), or any other document or thing which is in whole or in part confidential, proprietary, or secret and which is owned or controlled by, licensed or assigned to ECC or for which ECC has the right to grant licenses thereon during the term of this Agreement and which relates in whole or in part to any of the following:

1. The compositions, including the variable and preferred parameters for each component, used in the Products or the Technology based on hydraulically reacting materials.

2. The processing steps, including the variable and preferred parameters for each step, used in the Technology.

3.  The equipment and apparatus used in the manufacture of the Products.

4. Quality control, testing and research and development data, reports, and information, including patent applications in preparation as they relate to the Technology.

5. Customers and suppliers of the components and equipment of the Technology, including any agreements.